Exhibit 10.25

January 6, 2014

Dear James,

As discussed at the meeting of the Compensation, Management Development and Succession Committee held December 19, 2013, this letter memorializes effective as of that date the understanding between you and Morgan Stanley (the “Company”) regarding certain payments to which you would be entitled under your offer letter with the Company, originally dated August 16, 2005, if you were subjected to a “golden parachute” excise tax. Specifically, effective as of December 19, 2013, you and we agree to delete in its entirety the last paragraph under the section of the offer letter entitled “Full Career/Section 409A/Section 4999” as set forth below:

“In the event it shall be determined that any payment or distribution you receive from Morgan Stanley (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, or any interest or penalties are incurred by you with respect to such excise tax (together, the “Excise Tax”), you shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, you retain an amount on an after-tax basis of the Gross-Up Payment equal to the Excise Tax imposed upon all such Payments.”

Thank you again. We ask that you confirm your acceptance of the foregoing by signing and dating this letter in the area designated below and returning this letter to me.

Sincerely,

/s/ Jeff Brodsky
Jeff Brodsky
Managing Director
Chief Human Resources Officer

Accepted and agreed to:

Signed:	/s/ James P. Gorman
Name:	James Gorman